Exhibit 10.12

CONFIDENTIAL

EXCLUSIVE LICENSE AGREEMENT

by and between

Anthony C. Forster, M.D., Ph.D.
an individual

and

Ra Pharmaceuticals, Inc.
a Delaware corporation

EXCLUSIVE LICENSE AGREEMENT

Version of 2010/10/18

This Exclusive License Agreement (this “Agreement”) is effective as of November 29, 2010 (the “Effective Date”), by and between Anthony C. Forster, M.D., Ph.D., an individual located at 357 Childe Harold’s Circle, Brentwood, TN 37027 (“Forster”), and Ra Pharmaceuticals, Inc., a Delaware corporation located at 222 Berkeley Street, 20th Floor, Boston MA 02116 (“Ra”). Forster and Ra are each sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Forster is the owner of certain Patent Rights and has the exclusive right to grant licenses under said Patent Rights, subject only to (i) a royalty-free, irrevocable, nonexclusive, license to practice the inventions claimed in the Patent Rights for or on behalf of United States throughout the world; and (ii) The Brigham and Women’s Hospital, Inc.’s continuing right to use any invention described and/or claimed in the Patent Rights for clinical, educational and research purposes;

WHEREAS, Forster has an obligation to pay a portion of all consideration received under this Agreement to Dr. Stephen C. Blacklow (“Blacklow”) as required under certain Assignment, dated November 17, 2000 (the “Blacklow Assignment”), pursuant to which Blacklow assigned all of Blacklow’s rights under the Patent Rights to Forster;

WHEREAS, Forster and Ra entered into that certain Exclusive Option Letter Agreement, dated July 13, 2009 (the “Option Agreement”), pursuant to which Forster granted Ra an exclusive first option to enter into a worldwide, exclusive license to Forster’s interest in the Patent Rights (the “Option”); and

WHEREAS, Ra has exercised the Option and desires to obtain the exclusive license under the Patent Rights upon the terms and conditions set forth in this Agreement, and Forster is willing to grant a license thereunder.

NOW, THEREFORE, in consideration of the foregoing premises, Forster and Ra hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               “Affiliate” shall mean any entity which directly or indirectly controls, or is controlled by, or is under common control with, Ra. The term “control” as used herein means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; or (b) with the power to direct the management and policies of such entities.

1.2                               “Combination Product” shall mean any Licensed Product sold or used in combination with one or more other products or processes which are not Licensed Products.

1.3                               “Field” shall mean all fields.

1.4                               “Licensed Processes” shall mean the processes claimed by Valid Claims in the Patent Rights.

1.5                               “Licensed Product” shall mean (i) any product the import, manufacture, use, offer for sale or sale of which, but for the licenses granted herein, would infringe a Valid Claim of the Patent Rights or (ii) any product made or used in accordance with or by means of Licensed Processes.

1.6                               “Net Sales” shall mean the gross amount billed or invoiced by Ra and its Affiliates and Sublicensees for sales or other transfers of Licensed Product to a final customer who shall be an end user of the Licensed Product, less the following:

(a)                                 customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(b)                                 amounts repaid or credited by reason of rejection or return;

(c)                                  to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes and/or other governmental charges levied on the production, sale, transportation, delivery or use of a Licensed Product which is paid by or on behalf of Ra; and

(d)                                 outbound transportation costs prepaid or allowed and costs of insurance in transit.

For the avoidance of doubt, transfers of a Licensed Product between any of Ra, an Affiliate or a Sublicensee for sale by the transferee shall not be considered Net Sales hereunder.

In the event that a Licensed Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, shall mean the gross amount collected for the Combination Product less the deductions set forth in clauses (a) - (d) above, multiplied by a proration factor that is determined as follows:

(i)                                     If all components of the Combination Product were sold separately during the same or immediately preceding calendar year, the proration factor shall be determined In the formula [A / (A+B)], where A is the average gross sales price of all Licensed Product components (as applicable) during such period when sold separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold separately from the Licensed Product components (as applicable); or

(ii)                                  If all components of the Combination Product were not sold or provided separately during the same or immediately preceding calendar year, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

1.7                               “Patent Rights” shall mean:

(a)                                 the United States and international patents listed on Exhibit A;

(b)                                 the Canadian and Japanese patent applications listed on Exhibit A;

(c)                                  any divisionals, continuations, and continued prosecution applications (or their relevant international equivalents) of the Canadian and Japanese patent applications listed on Exhibit A the extent the claims are directed to subject matter specifically described in the Canadian and Japanese patent applications listed on Exhibit A, and the resulting patents; and

(d)                                 any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents, including, without limitation supplementary protection certificates) of the patents described in clauses (a), (b) and (c) above.

1.8                               “Sublicensee” shall mean any non-Affiliate sublicensee of the rights granted by Ra pursuant to Section 2.2.

1.9                               “Term” shall mean the term of this Agreement, which shall commence on the Effective Date and shall remain in effect until the expiration or abandonment of all issued patents and pending patent applications with the Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.

1.10                        “Territory” shall mean worldwide

1.11                        “Valid Claim” shall mean (a) a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application that was filed and has been prosecuted in good faith and has not been (i) cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refiling of such application, or (ii) pending for more than twenty (20) years since such claim was first presented.

ARTICLE 2
GRANT OF RIGHTS

2.1                               License Grants.

(a)                                 Subject to the terms and conditions of this Agreement. Forster hereby grants to Ra and its Affiliates, and Ra accepts subject to the terms and conditions hereof, for the Term an exclusive license, with the right to sublicense, under the Patent Rights, to make, have made. use. have used, sell, have sold, offer to sell, have offered for sale, import, have imported, develop and commercialize Licensed Products and to practice the Licensed Processes in the Field in the Territory.

(b)                                 Forster acknowledges and agrees that, during the Term, it shall not directly or indirectly grant any licenses or other rights inconsistent with this Section 2.1.

2.2                               Sublicenses. Ra shall have the right to grant sublicenses of the rights and licenses granted to Ra hereunder. Ra shall incorporate terms and conditions into its sublicense agreements sufficient to enable Ra to comply with this Agreement. Ra shall promptly furnish Forster with a fully signed photocopy of any sublicense agreement. Any such sublicense agreement shall provide that upon termination of this Agreement, that such sublicense agreement shall provide for termination or assignment to Forster at the option of Forster of Ra*s interest therein, except that, upon termination of this Agreement for any reason, provided that a Sublicensee is not in material breach of its sublicense, at such Sublicensee’s request, Forster shall grant to such Sublicensee license rights and terms equivalent to the sublicense rights and terms which Ra previously granted to such Sublicensee, provided that such Sublicensee agrees to make future payments under Sections 4. L 4.2, 4.4, 4.5 and 4.6 resulting from such license that Ra would have been obligated to make to Forster hereunder.

2.3                               Retained Rights.

(a)                                 Forster shall retain the non-exclusive, non-transferable right for itself to practice the Patent Rights for non-commercial research; provided that such right does not include the right to practice the Patent Rights on behalf of any commercial third party, Forster shall provide prompt written notice to Ra of any inventions that rely on the use or practice of the Patent Rights pursuant to this Section 2.3(a), provided that this does not jeopardize patent protection of the new invention or violate the policy of Forster’s current employer.

(b)                                 Ra acknowledges that the U.S. Government retains a world-w ide, nonexclusive, irrevocable, royalty-free license to practice or have practiced for or on behalf of the United States any government-funded invention claimed in any Patent Rights as set forth in 35 U.S.C. §§ 200 et seq., and the regulations promulgated (hereunder, as amended, or any successor statutes or regulations. All rights reserved to the U.S. government shall in no way be affected by this Agreement.

(c)                                  Ra acknowledges that Brigham and Women’s Hospital retains a continuing right to use any invention described and/or claimed in the Patent Rights for clinical, educational and research purposes.

2.4                               Other Materials and Know-How. horsier will identify to Ra chemicals and other materials, equipment and know-how that are not owned or controlled by the Brigham and Women’s Hospital useful for the practice of the Patent Rights and will provide reasonable consultation with respect thereto separate and apart from any role Forster has with Ra. including as a member of Ra’s Scientific Advisory Board pursuant to Section 3.2.

2.5                               No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon Ra by implication, estoppel, or otherwise as to patent rights of Forster other than the Patent Rights.

ARTICLE 3
DILIGENCE OBLIGATIONS

3.1                               Due Diligence. Ra will use. or cause its Affiliates or Sublicensees to use. commercially reasonable efforts to research, develop and commercialize the Patent Rights or at least one Licensed Product, exerting such efforts and employing such resources as would normally be exerted or employed by a similarly situated company for a product of similar market potential, profit potential and strategic value at a similar stage of its product life, taking into account the competitiveness of the relevant marketplace, the patent, intellectual property and development positions of third parties, the applicable regulatory situation, the commercial viability of the product and other relevant development and commercialization factors based upon then-prevailing conditions.

3.2                               Scientific Advisory Board. Promptly following the Effective Date. Ra shall offer Forster a position on Ra’s Scientific Advisory Board under a mutually acceptable agreement, which shall provide compensation of $2,000 per in-person meeting and reimbursement of reasonable travel and accommodation expenses as approved by Ra in writing.

ARTICLE 4
ROYALTIES AND PAYMENT TERMS

4.1                               License Issue Fee. Ra shall pay to Forster a non-refundable license issue fee of One Hundred Seventy-Three Thousand Five Hundred Forty-Seven U.S. dollars and Fifty cents (U.S. $173,547.50) in the manner prescribed in this Section 4.1. The option fee in the amount of Forty Thousand U.S. dollars (U.S. $40,000) and the Option Term extension fee of Thirty Thousand U.S. dollars (U.S. $30,000) paid by Ra to Forster (or to third parties designated by Forster) under the Option Agreement shall be credited against such One Hundred Seventy-Three Thousand Five Hundred Forty-Seven U.S. dollars and Fifty cents (U.S. $173,547.50) license issue fee, with the remaining One Hundred Three Thousand Five I kindred Forty-Seven U.S. dollars and Fifty cents (U.S. $103,547.50) due within ten (10) days after the Effective Date.

4.2                               Annual License Fee. For so long as Ra has an exclusive license under Patent Rights pursuant to Section 2.1 hereinbefore subject however to the rights retained by Forster. Brigham and Women’s Hospital, and the US Government pursuant to Section 2.3 hereinbefore, and beginning on the first anniversary of the Effective Date and continuing each anniversary thereafter until the first commercial sale of a Licensed Product. Ra shall pay to Forster an annual license fee of Fourteen Thousand Eight Hundred Seventy-Five U.S. dollars and Fifty Cents (U.S. $14,875.50) within thirty (30)

days after the applicable anniversary of the Effective Date. Such annual license fee will be fully creditable against royalty payments due and payable in any given year.

4.3                               Equity. Subject to approval by Ra’s Board of Directors. Ra shall grant to Forster an option (the “Forster Stock Option”) to purchase Fifty Nine Thousand Five Hundred Two (59,502) shares of Common Stock of Ra (the “Ra Stock”), at an exercise price equal to the fair market value of the Common Stock as of the date of grant, pursuant to Ra’s 2010 Stock Option and Grant Plan (the “Plan’’). The present fair market value is $0.01 per share. The Forster Stock Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option grant agreement. The Ra Stock underlying the Forster Stock Option shall be subject to a vesting schedule with Fourteen Thousand Eight Hundred Seventy-Seven (14,877) shares vested upon grant, and the remainder shall vest during the Term on a straight-line quarterly basis over three (3) years. In the event this Agreement is terminated for any reason other than by Forster pursuant to Section 12.2, all vesting of the Ra Stock shall immediately cease and the Forster Stock Option shall terminate in accordance with the Plan and the applicable stock option grant agreement.

4.4                               Running Royalties.

(a)                                 For so long as Ra has an exclusive license under Patent Rights pursuant to Section 2.1 hereinbefore subject however to the rights retained by Forster. Brigham and Women’s Hospital, and the US Government pursuant to Section 2.3 hereinbefore, Ra shall pay lo Forster a running royalty equal to 0.25% of Net Sales of Licensed Products sold or transferred by Ra. its Affiliates and Sublicensees (in those countries where such sale or transfer then infringes any Valid Claims contained in the Patent Rights).

(b)                                 Running royalties shall be payable on an annual basis and shall be due to Forster within sixty (60) days of the end of each calendar year.

(c)                                  On sales of Licensed Products between Ra and its Affiliates and/or Sublicensees for resale, the royalty shall be paid on the resale.

(d)                                 To the extent that Ra or any of its Affiliates or Sublicenses obtains licenses to third party patent rights or other intellectual property in order to practice the Patent Rights or to develop or commercialize any Licensed Products. Ra may deduct from any royalty due to Forster hereunder the royalties due according to agreements between Ra (and its Affiliates and Sublicensees, as applicable) and a third party(ies) on such patents or intellectual property up to an amount equal to fifty percent (50%) of the running royalties owed in any calendar year hereunder, with any excess third party royalties carried over into next succeeding calendar year until exhausted. For clarity, Ra agrees that ii will not have the right lo so reduce any royalty payments due to Blacklow under Section 4.5(d).

(e)                                  If the manufacture, use or sale of any Licensed Product is covered by more than one of the Patent Rights, multiple royalties shall not be due.

(f)                                   The royally obligations of Ra shall continue on a country-by-country basis as to each Licensed Product commencing on the first commercial sale of the applicable Licensed Product and continuing until the expiration or termination of the last to expire of a Valid Claim within Patent Rights that covers such Licensed Product in the applicable country. Upon the termination of Ra’s royalty obligations with respect to a Licensed Product in a country, the license grants contained in Section 2.1 shall become fully paid-up and royalty-free for such Licensed Product in such country .

4.5                               Consideration Payable to Blacklow. As a matter of mutual convenience, Ra has agreed to pay Blacklow the following consideration owed by Forster lo Blacklow under the Blacklow Assignment as a result of entering into this Agreement as follows:

(a)                                 Ra shall pay to Blacklow a license issue fee of One Thousand Four Hundred Fifty Two U.S. dollars and Fifty cents (U.S. $1,452.50) within ten (10) days after the Effective Date.

(b)                                 Beginning on the first anniversary of the Effective Date and continuing each anniversary thereafter until the first commercial sale of a Licensed Product. Ra shall pay to Blacklow an annual license fee of One Hundred Twenty-Four U.S. dollars and Fifty Cents (U.S. $124.50) within thirty (30) days after the applicable anniversary of the Effective Date.

(c)                                  Subject to approval by Ra’s Board of Directors, Ra shall grant to Blacklow an option (the “Blacklow Stock Option”) to purchase Four Hundred Ninety Eight (498) shares of Ra Stock, at an exercise price equal to the fair market value of the Common Stock as of the date of grant pursuant to the Plan. The Blacklow Stock Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option grant agreement. Forster acknowledges that Ra intends to obtain a third-party valuation to advise its Board of Directors on the fair market value of its Common Stock, which may delay the grant to Blacklow of the Blacklow Stock Option. The Ra Stock underlying the Blacklow Stock Option shall be subject to a vesting schedule with One Hundred Twenty Three (123) shares vested upon grant, and the remainder shall vest during the Term on a straight-line quarterly basis over three (3) years. In the event this Agreement is terminated for any reason other than by Forster pursuant to Section 12.2, all vesting of the Ra Stock shall immediately cease and the Blacklow Stock Option shall terminate in accordance with the Plan and the applicable stock option grant agreement

(d)                                 Ra shall pay to Blacklow a running royalty equal to 0.25% of Net Sales of Licensed Products sold or transfer by Ra. Affiliates and Sublicensees in those countries where such sale or transfer then infringes any Valid Claims contained in the Patent Rights. Running royalties shall be payable on an annual basis and shall be due to Blacklow within sixty (60) days of the end of each calendar year.

(e)                                  Forster hereby represents and warrants that the amounts payable to Blacklow in this Section 4.5 shall satisfy in full all consideration owed lo Blacklow under the Blacklow Assignment and all other contractual obligations with Blacklow relating to the Patent Rights. Forster shall provide complete and accurate payment and other instructions to Ra to enable Ra to comply with its payments obligations to Blacklow.

4.6                               Buy-Out Right. At any time during the Term of this Agreement, Ra shall have the right and option, in its sole discretion, to terminate all of Ra’s payment obligations owed to Forster, bin not to Blacklow. under this Agreement by paying to Forster an amount equal to Seven Hundred Fifty Thousand U.S. dollars (U.S. $750,000), less a credit for (a) all royalties paid by Ra under this Agreement through the date that Ra exercises its buy-out option; and (b) all annual license fees paid by Ra under this Agreement through the date that Ra exercises its buy-out option that have not previously been credited against royalties payable by Ra.

4.7                               Method of Payment. All payments under this Agreement to “Anthony Forster” and “Stephen C. Blacklow” and should be sent to the addresses identified in Section 14.1.

4.8                               Payments in U.S. Dollars. All payments due under this Agreement shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable calendar year. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

4.9                               Late Payments. Late payments shall be subject to an interest charge of one percent (1%) per month.

ARTICLE 5
REPORTS AND RECORDS

5.1                               Reports.

(a)                                 Ra shall report to Forster the date of first commercial sale of a Licensed Product within sixty (60) days of occurrence in each country.

(b)                                 After the first commercial sale of a Licensed Product. Ra shall deliver reports to Forster within sixty (60) days of the end of each calendar year, setting forth at least the information concerning the immediately preceding calendar year, as further described in Section 5.2.

5.2                               Content of Reports and Payments. Each report delivered by Ra to Forster shall contain at least the following information for the immediately preceding calendar year:

(a)                                 the number of Licensed Products sold by Ra, its Affiliates and Sublicensees to independent third parties in each country;

(b)                                 the gross price charged by Ra, its Affiliates and Sublicensees for each Licensed Product sold by Ra, its Affiliates and Sublicensees in each country;

(c)                                  calculation of Net Sales for the applicable calendar year in each country, including, without limitation, a listing of applicable deductions; and

(d)                                 total royalty payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion.

If no amounts are due to Forster for any calendar year, the report shall so state.

5.3                               Records. Ra shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records relating to amounts payable to Forster in relation to this Agreement. The relevant entity shall retain such records for at least three (3) years following the end of the calendar year to which they pertain. They shall be available during normal business hours for inspection, at the expense of Forster, by a certified, independent public accountant selected by Forster and reasonably acceptable to Ra for the sole purpose of verifying any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section 5.3 reveals an underpayment in excess often percent (10%), Ra shall bear the full out-of-pocket cost of such audit and shall remit any amounts due to Forster within thirty (30) days of receiving notice thereof from Forster.

5.4                               Confidentiality. The reports and records provided by Ra hereunder shall be regarded as Ra’s confidential information and Forster hereby covenants that it shall not use or disclose any information included in such reports for any purpose other than determining whether Ra. its Affiliates and Sublicensees have complied with their obligations under this Agreement. Forster further agrees that, until such time as such information is no longer confidential through no fault of Forster. it shall maintain such reports and any information included therein in strict confidence, except as required by law, including Public Law 96-517 and 98-620, and treat such information in a manner at least as restrictive as its manner of treating its own confidential information of similar nature and in any event not less than with a reasonable degree of care.

ARTICLE 6
PATENT PROSECUTION

6.1                               Responsibility for Patent Rights. Forster hereby appoints Ra as its agent to prepare, file, prosecute, maintain and defend in all agency proceedings (e.g.. reissues, reexaminations, oppositions and interferences) all of the Patent Rights during the Term. Ra shall copy Forster on all patent prosecution documents and give Forster reasonable opportunities to advise Ra on such filing, prosecution and maintenance. All costs for obtaining, prosecuting, maintaining, and defending the Patent Rights of this license shall be the responsibility of Ra. and any reasonable out-of-pocket expenses incurred by Forster after the Effective Date will be reimbursed to him b> Ra. In the event Ra desires to abandon any patent or patent application within the Patent Rights. Ra shall provide Forster with reasonable prior written notice of such intended abandonment or decline of responsibility. If Forster elects to continue such patent or patent application, the Parties shall consult and Ra may elect to retain responsibility therefor. Otherwise, the right to prepare, file, prosecute, maintain and defend the relevant Patent Rights, at Forster’s expense, shall revert to Forster. In such event, such Forster paid-fur rights shall be removed from the definition of Patent Rights under this Agreement and the licenses granted to Ra and its Affiliates as to such rights shall terminate. Each Party shall provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

6.2                               Payment of Expenses.

(a)                                 Within ten (10) days after the Effective Date. Ra shall, as directed by Forster, pay lo Brigham and Women’s Hospital, one thousand nine hundred and ninety three dollars and twenty cents ($1,993.20) for Brigham’s unreimbursed patent costs related to the Patent Rights, as required under the Letter to Forster from Brigham and Women’s Hospital dated September 8. 2000. a copy of which has been provided to Ra. Such payment shall be made by check made payable to The Brigham and Women’s Hospital, Inc. and addressed as set forth below:

Brigham and Women’s Hospital
BOA-Lockbox Services
PCSR Lockbox #415007
MA 5-527-02-07
2 Morrissey Blvd
Dorchester. MA 02125

(b)                                 Payment of all reasonable out-of-pocket lees and costs incurred by Forster in obtaining, prosecuting, maintaining and defending the Patent Rights between the effective date of the Option Agreement and the Effective Date shall be the responsibility of Ra.

6.3                               Patent Extensions and Orange Book Listings. If elections with respect to obtaining patent term extensions (including, without limitation, any available pediatric extensions) or supplemental protection certificates or their equivalents in any country with respect to Patent Rights are available, Ra shall have the sole and exclusive right to make any such elections based on Licensed Products. With respect to data exclusivity periods (such as those periods listed in the FDA’s Orange Book (including, without limitation, any available pediatric extensions) or periods under national implementations of Article 10.1(a)(iii) of Directive 2001/EC/83 or orphan exclusivity periods, and all equivalents in any country I. Ra shall have the sole and exclusive right to seek and maintain all such data exclusivity periods available for the Licensed Products. With respect to all of the rights and activities identified in this Section 6.3, Forster hereby appoints Ra as its agent for such purposes with the authority to act on Forster’s behalf with respect to the Patent Rights in a manner consistent with this Agreement.

ARTICLE 7
INFRINGEMENT

7.1                               Infringement. Section 8.1(c) addresses infringement of the Licensed Patents.

7.2                               Declaratory Judgment Actions. If a declaratory judgment or other similar action is brought naming Forster or Ra or any of its Affiliates or Sublicensees as a defendant and alleging invalidity, unenforceability, non-infringement or any issues relating to inventorship or ownership of any

Patent Rights, Ra or Forster, as the case may be, shall promptly notify the other Party in writing and Ra shall have the sole and exclusive right, but shall not be obligated, to have sole control of such action at its own expense.

7.3                               Patent Certifications. Forster shall notify and provide Ra with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of a Patent Right pursuant to a Paragraph IV Patent Certification by a third party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a third party, and any foreign equivalent thereof. Such notification and copies shall be provided to Ra within five (5) business days after Forster receives such certification.

7.4                               Settlement. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Forster if such settlement, judgment or disposition would place additional obligations on Forster or grant additional rights to Ra other than those already contained in this Agreement, which consent shall not be unreasonably withheld.

ARTICLE 8
INDEMNIFICATION AND INSURANCE

8.1                               Indemnification.

(a)                                 Ra hereby agrees to indemnify, defend and hold harmless Forster from and against all damages, liabilities, losses and other expenses, including, without limitation, reasonable attorney’s fees, and expenses of litigation, regarding any claims, suits or proceedings brought by a third party (collectively “Claim”), that arise out of or relate to (a) any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement, (b) Ra’s failure to comply with any applicable laws, rules or regulations in connection with this Agreement, (c) the negligent or willful acts or omissions of Ra, and (d) any theory of product liability (including but not limited to actions in the form of tort, warranty or strict liability concerning any product, process or service made, used or sold pursuant to any right or license granted under this Agreement, except that Ra’s liability for damages under its indemnity shall be reduced or apportioned to the extent any claim is proximately caused by Forster’s gross negligence or willful misconduct.

(b)                                 Ra hereby agrees to indemnify, defend and hold harmless Brigham and Women’s Hospital and its affiliates and their respective trustees, directors, officers, medical and professional staff, employees and agents and their respective successors, heirs and assigns from and against all damages, liabilities, losses and other expenses, including, without limitation, reasonable attorney’s fees, regarding any Claims that arise out of or relate to (a) any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement, (b) Ra’s failure to comply with any applicable laws, rules or regulations in connection with this Agreement, and (c) the negligent or willful acts or omissions of Ra, except that Ra’s liability for damages under its indemnity shall be reduced or apportioned to the extent any claim is proximately caused by Brigham and Women’s Hospital’s gross negligence or willful misconduct.

(c)                                  If any third party shall, in the reasonable opinion of either Party, infringe any of the Licensed Patents, such Party shall promptly notify the other Party. Ra shall then have the sole and exclusive right to initiate a legal proceeding for infringement against the third party, in its own name and/or in the name of the Forster if necessary, together with the right to enforce and collect any judgment thereon. If Ra elects to exercise such right, (i) Forster shall, al Ra’s request, take all appropriate or necessary actions to assist in the prosecution of such proceeding (including consenting lo being joined in such proceeding), (ii) Forster shall bear the internal legal and other costs incurred by Forster in taking such actions, and shall be reimbursed by Ra for the reasonable external out-of pocket expenses paid to attorneys and consultants retained in connections with taking such requested actions and (iii) Ra shall hear its own internal and external legal and other costs and expenses, together with all other costs and expenses associated with the proceeding (including without limitation court costs). Any monetary recovery in connection with such infringement action shall he applied to reimburse Ra for its out-of-pocket expenses (including reasonable attorneys and consultants’ fees) in prosecuting such proceeding and the expenses of Forster reimbursed by Ra hereunder. Any balance shall be retained by Ra. During the pendency of any such proceeding, royalties payable under this Agreement shall remain payable.

(d)                                 Forster hereby agrees to indemnify, defend and hold harmless Ra and any Affiliates and their respective directors, officers, employees, agents, successors, assigns and other representatives from and against all damages, liabilities, losses and other expenses, including, without limitation, reasonable attorney’s fees, regarding any Claims that arise out of or relate to (a) any claim that Forster has not fulfilled his obligations to Brigham and Women’s Hospital or the National Institutes of Health, (b) any claim that Forster has failed to comply with his obligations to Blacklow, except to the extent such failure was caused by Ra’s failure to comply with its obligations under this Agreement, (c) Forster’s failure to comply with any applicable laws, rules or regulations in connection with this Agreement, and (d) the negligent or willful acts or omissions of Forster. except that Forster’s liability for damages under its indemnity shall be reduced or apportioned lo the extent any claim is proximately caused by the Ra’s gross negligence or willful misconduct.

(e)                                  the indemnifying Party shall not enter into any settlement of such Claims that do not unconditionally release the indemnified Party from all liability or that imposes any obligation on the indemnified Party without the indemnified Party’s prior written consent. Notwithstanding the above, the indemnified Party, at his or its expense, shall have the right to retain separate independent counsel to assist in defending any such Claims. In the event the indemnifying Party fails to promptly indemnify and defend such Claims or pay the indemnified Party’s expenses as provided above, the indemnified Party shall have (he right to defend himself or itself, and in that case, the indemnifying Party shall reimburse the indemnified Party for all of reasonable attorney’s fees, costs and damages incurred in settling or defending such Claims within thirty (30) days of each of the indemnified Party’s written requests. This indemnity shall be a direct payment obligation and not merely a reimbursement obligation of the indemnifying Party 10 the indemnified Party.

8.2                               Insurance. Ra shall obtain and carry in full force and effect commercial general liability insurance, in amounts not less than $2,000,000 per incident and $2,000,000 annual aggregate and naming the indemnified parties in Section 8.1 above as additional insureds. Upon initiation of a human clinical trial of any Licensed Product. Ra shall carry Product Liability in an amount no less than $2,000,000 per incident and $2.000,000 annual aggregate and naming the indemnified parties in Section 8.1 above as additional insureds. If Ra elects to self insure all or parts of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program must be acceptable to the Brigham and Women’s Hospital and the Risk Management Foundation. The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Ra’s liability with respect to its indemnification under Section 8.1 above. Ra shall continue to maintain such insurance for five (5) years after expiration or termination of this Agreement.

ARTICLE 9
REPRESENTATIONS OR WARRANTIES

9.1                               Representations and Warranties.

(a)                                 Each Party represents, warrants and covenants lo the other that (i) it has the corporate or other power and authority and the legal right to enter into this Agreement and perform its obligations hereunder: (ii) if has taken all necessary corporate or other action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (hi) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(b)           Forster represents and warrants that: (i) Forster solely and exclusively owns the patents and applications included within the Patent Rights; (ii) Forster has the power and authority to grant the licenses provided for herein to Ra; (iii) Forster has not entered, and shall not enter, into any agreement with any third Party that is in conflict with the rights granted to Ra herein, and Forster has not taken and will not take any action that would in any way prevent Forster from granting the rights granted to Ra under this Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to Ra under this Agreement; (iv) Forster’s performance and execution of this Agreement does not and will not result in a breach of any other contract lo which Forster is a party or to which the Patent Rights relate: (v) to Forster’s knowledge, there is no infringement of the Patent Rights by any third party; (vi) pursuant to Section 4.5, Forster or Ra has paid, and/or will pay. all consideration payable to Blacklow under the Blacklow Assignment and any other obligations relating to the Patent Rights; and (vii) there are no patent rights (either issued, pending, or available for filing) that claim priority to any of the patents or patent applications listed on Exhibit A (or any parent patent application thereof), other than the Patent Rights. Forster does not warrant the validity of the Patent Rights licensed hereunder and makes no representations whatever with respect to the scope of the licensed Patent Rights.

9.2          Disclaimer of Warranties. Except as otherwise be expressly set forth in this Agreement neither Party makes any other representations or extends any warranties of any kind, either express or implied, including, but not limited to, any express or implied warranties of merchantability. Illness for a particular purpose or non-infringement.

9.3          Limitation of Liability. Except for Ra’s indemnity obligations under section 8.1, in no event shall either Party be liable for any indirect or incidental damages such as damages for loss of profits or expected savings or other economic losses arising out of or in connection with this Agreement or its subject matter. Forster expressly disclaims any and all implied or express warranties and makes no express or implied warranties of merchantability. Illness for any particular purpose of the patent rights, information supplied by Forster. licensed processes or licensed products contemplated by this Agreement.

ARTICLE 10
ASSIGNMENT

This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that (a) Ra may, without such consent, but with notice to Forster. assign this Agreement, in whole or in part, (i) in connection with the transfer or sale of all or substantially all of its assets or the line of business to which this Agreement relates, (ii) to a successor entity or acquirer in the event of a merger, consolidation, reorganization or change of control, or (iii) to any Affiliate; and (b) upon the death or incapacity of Forster, the rights of Forster will be. upon written notice (by a survivor or legal proxy of Forster. or by Forster’s estate) to Ra, assigned to Forster’s wife, or failing that, jointly to Forster’s children, or failing that, jointly to Forster’s parents and sister, or failing that as directed by Forster’s estate. This assignment may be changed by Forster with written notice to Ra. Any purported assignee will assume the rights and obligations of its assignor under this Agreement.

ARTICLE 11
USE OF NAMES; MARKING

11.1        Non-Use of name by Ra. Ra and its Affiliates and Sublicensees shall not use the name of “Forster” or “Brigham and Women’s Hospital” or any trustee, director, officer, staff member, employee, student or agent of Brigham and Women’s Hospital or any variation, adaptation, or abbreviation thereof, or any terms of this Agreement in any publicity, advertising, promotional or sales material or other public announcement or disclosure or in any document employed to obtain funds or financing without the prior written consent of Forster or Brigham and Women’s Hospital, as applicable. In the case of the Brigham and Women’s Hospital, such consent shall be obtained from the Hospital’s VP of Public Affairs. The foregoing notwithstanding, without the consent of Forster and Brigham and Women’s Hospital, (i) Ra may state as a matter of fact that it is licensed by Forster under the Patent Rights (without any reference to Blacklow, Brigham and Women’s Hospital or any trustee, director, officer, staff member, employee, student or agent of Brigham and Women’s Hospital or any variation, adaptation, or abbreviation thereof), and (ii) Ra may identify Blacklow and Brigham and Women’s Hospital and their relationship to Ra solely to comply with disclosure requirements of all applicable laws relating to its business, including, without limitation. United States and state securities laws.

11.2        Marking of Licensed Products. To the extent commercially feasible and consistent with prevailing business practices, Ra shall mark, and shall cause its Affiliates and Sublicensees to mark, all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product.

ARTICLE 12
TERMINATION

12.1        Voluntary Termination by Ra. Ra shall have the right to terminate this Agreement for any reason, upon at least thirty (30) days prior written notice to Forster, such notice to state the date at least thirty (30) days in the future upon which termination is to be effective.

12.2        Termination for Default.

(a)           In the event Ra fails to pay any undisputed amounts due and payable to Forster hereunder, and fails to make such payments with interest within thirty (30) days after receiving written notice of such failure, Forster may terminate this Agreement immediately upon written notice to Ra subject to completion of the dispute resolution process set forth in Article 13 and subsequent cure.

(b)           In the event Ra commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.2(a). and fails to cure that breach within ninety (90) days after receiving written notice thereof, Forster may terminate this Agreement immediately upon written notice to Ra. subject to completion of the dispute resolution process set forth in Article 13 and subsequent cure.

(c)           In the event that Ra shall make an assignment for the benefit of creditors, or shall have a petition in bankruptcy filed for or against it (and such petition is not dismissed within sixty (60) days of filing), Forster shall have the right to terminate this entire Agreement immediately upon giving Ra written notice of such termination.

12.3        Effect of Expiration or Termination.

(a)           The following provisions shall survive the expiration or termination of this Agreement: Article I, Article 8, Article 9, Article 10. Article 13 and Article 14, and Sections 2.2 (but only with respect to the effect of termination on Sublicensees), 4.4 (lo the extent that any royalties were due while this Agreement was in effect). 5.2 (but only with respect to obligation to provide final report and payment), 5,3, 5.4, 11.1 and 12.3.

(b)           Upon the early termination of this Agreement, Ra and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (i) Ra pays Forster and Blacklow the applicable running royally or other amounts due on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, (ii) Ra and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the effective date of termination and (iii) Ra shall continue to be subject to the obligations specified under Article 8.

(c)           Expiration or termination of this Agreement for any reason shall not relieve either Party of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration.

ARTICLE 13
DISPUTE RESOLUTION

13.1        Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement or the breach thereof, the Parties shall try to settle said dispute amicably between themselves, any such disputes which the Parties are unable to resolve shall be resolved solely by means of the procedures set forth in this Article 13. and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Article 13. as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2        Equitable Remedies. Although the procedures specified in this Article 13 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm lo itself or to preserve its rights under this Agreement.

13.3        Dispute Resolution Procedures. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding confidential arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and the procedures set forth below. In the event of any inconsistency between the Rules of AAA and the procedures set forth below, the procedures set forth below shall control. Judgment upon the award rendered by the arbitrators may be enforced in any court having jurisdiction thereof. The award through arbitration shall be final and binding.

(a)           The location of the arbitration shall be in Boston. Massachusetts. Forster and Ra hereby irrevocably submit to the exclusive jurisdiction and venue of the AAA arbitration panel selected by the Parties and located in Boston, Massachusetts for any dispute regarding this Agreement, and to the exclusive jurisdiction and venue of the federal and state courts located in Boston. Massachusetts for any action or proceeding to enforce an arbitration award or as otherwise provided in Section 13.3(e), and waive any right to contest or otherwise object to such jurisdiction or venue.

(b)           The arbitration shall be conducted by a panel of three neutral arbitrators who are independent and disinterested with respect to the Parties, this Agreement, and the outcome of the arbitration. Each Party shall appoint one neutral arbitrator, and these two arbitrators so selected by the Parties shall then select the third arbitrator, and all arbitrators must have at least ten (10) years experience in mediating or arbitrating cases regarding the same or substantially similar subject matter as the dispute between Forster and Ra. (Tone Party has given written notice to the other Party as to the identity of” the arbitrator appointed by the Party, and the Party thereafter makes a written demand on the other Party to appoint its designated arbitrator within the next ten days, and the other Party fails to appoint its designated arbitrator within ten days after receiving said written demand, then the arbitrator who has already been designated shall appoint the other two arbitrators.

(c)           The arbitrators shall decide any disputes and shall control the process concerning these pre-hearing discovery matters. Pursuant to the Rules of AAA, the Parties may subpoena witnesses and documents for presentation at the hearing.

(d)           Prompt resolution of any dispute is important to both Parties: and the Parties agree that the arbitration of any dispute shall be conducted expeditiously. The arbitrators are instructed and directed to assume case management initiative and control over the arbitration process (including, without limitation, scheduling of events, pre-hearing discovery and activities, and the conduct of the hearing), in order to complete the arbitration as expeditiously as is reasonably practical for obtaining a just resolution of the dispute.

(e)           The arbitrators may grant any legal or equitable remedy or relief that the arbitrators deem just and equitable, to the same extent that remedies or relief could be granted by a state or federal court, provided however, that no punitive damages may be awarded. No court action shall be maintained seeking punitive damages. The decision of any two of the three arbitrators appointed shall be binding upon the Parties. Notwithstanding anything to the contrary in this Agreement, prior lo or while an arbitration proceeding is pending, either Party has the right to seek and obtain injunctive and other equitable relief from a court of competent jurisdiction to enforce that Party’s rights hereunder.

(f)            The expenses of the arbitration, including, without limitation, the arbitrators* fees, expert witness fees, and attorney’s fees, may be awarded to the prevailing Party, in the discretion of the arbitrators, or may be apportioned between the Parties in any manner deemed appropriate by the arbitrators. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of such expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators,

(g)           Notwithstanding the foregoing, any disputes arising hereunder with respect to the inventorship, ownership, validity, enforceability or other aspect of intellectual property rights shall be resolved by a court of competent jurisdiction and not by arbitration.

(h)           Except as set forth below and as necessary to obtain or enforce a judgment upon any arbitration award, the Parties shall keep confidential the fact of the arbitration, the dispute being arbitrated, and the decision of the arbitrators. Notwithstanding the foregoing, the Panics may disclose information about the arbitration to persons who have a need to know, such as directors, trustees, management employees, witnesses, experts, investors, attorneys, lenders, insurers, actual or potential collaborators or corporate partners of Ra, actual or potential acquirers of Ra, and others who may be directly affected provided that such persons are hound to keep such information confidential. Additionally, if a Party has stock which is publicly traded, the Party may make such disclosures as are required by applicable securities laws, but shall use commercially reasonably efforts to seek confidential treatment for such disclosure.

13.4        Performance to Continue, Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement: provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations.

13.5        Statute of Limitations. The Parties agree that all applicable statutes of limitation and lime-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 13.5 are pending. The Panics shall cooperate in taking any actions necessary to achieve this result.

ARTICLE 14
MISCELLANEOUS

14.1        Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the Parties:

If to Forster:

Anthony C. Forster. M.D., Ph.D.
357 Childe Harold’s Circle
Brentwood, TN 37027

If to Ra:

Ra Pharmaceuticals. Inc.
c/o Morgenthaler Ventures
222 Berkeley Street, 20th Floor
Boston, MA 02116
Attention: Douglas A. Treco, Ph.D.

With a copy to;

Goodwin Procter LLP
53 State Street
Boston, MA 02109-2802
Attention: Kingsley L. Taft, Esq.

If to Blacklow;

Dr. Stephen C. Blacklow
16 Ash Street
Cambridge, MA 02138

If to Brigham and Women’s Hospital:

Executive Director. Research, Ventures and Licensing
Brigham and Women’s Hospital
101 Huntington Avenue, 4th Floor
Boston, MA 02199-8001
Fax No. (617) 954-9361
Agreement No. A207428

All notices under this Agreement shall he deemed effective upon receipt. A Party may change its contact information immediately upon written notice to the other Party in the manner provided in this Section 14.1. Ra M ill provide Forster with an account number for making charges to a suitable express mail service should any expedited mailings be necessary, or reimburse him for any out-of-pocket expenses incurred.

14.2        Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

14.3        Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including, without limitation fire, explosion, flood, war. strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.4        Amendment and Waiver, This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

14.5        Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the Parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13, While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the Parties.

14.6        Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and assigns.

14.7        Third Party Beneficiaries. Except with respect to an indemnified Parties’ rights under Section 8.1. the provisions set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.

14.8        Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

14.9        Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements or understandings between the Parties relating to its subject matter, including, without limitation, the Option Agreement.

14.10      Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile or PDF signatures shall be treated as original signatures.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Anthony C. Forster. M.D., Ph.D.		RA PHARMACEUTICALS, INC.

By:	/s/ Anthony Forster	By:	/s/ Douglas A. Treco
Name:	Anthony C. Forster	Name:	Douglas A. Treco
		Title:	President and CEO

Approved by The Brigham and Women’s Hospital. Inc.

THE BRIGHAM AND WOMEN’S HOSPITAL. INC.

By:	/s/ Vandana Yajnik
Name:	Vandana Yajnik
Title:	Director, Research & Licensing,
Research Ventures & Licensing
Date:	11/30/10

EXHIBIT A

PATENT RIGHTS

Issued Patents:

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS United States of America Issued (US 6,977,150: Corresponding Appl. No. 10/057,783)

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS Australia Issued (Patent No. 2002255488)

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS Switzerland Issued (Patent No. 1356036; Corresponding Appl. No. 2724888.9)

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS Germany Issued (Patent No. 60226411.1-08; Corresponding Appl. No. 2724888.9)

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS European Patent Office Issued (EP 1 356 036 B1; Corresponding Appl. No. 2724888.9)

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS France Issued (Patent No. 1356036; Corresponding Appl. No. 2724888.9)

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS United Kingdom Issued (Patent No. 1356036; Corresponding Appl. No. 2724888.9)

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS Ireland Issued (Patent No. 1356036; Corresponding Appl. No. 2724888.9)

Pending Applications:

PROCESS AND COMPOSITIONS FOR PEPTIDE, PROTEIN AND PEPTIDOMIMETIC SYNTHESIS Canada Pending Appl. No. 2,435,812

PROCESS AND COMPOSITIONS FOR PEPTIDE. PROTEIN AND PEPTIDOMIMETIC SYNTHESIS Japan Pending Appl. No. 2002-559580